UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 11, 2006

AURELIO RESOURCE CORPORATION
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-50931
(Commission File Number)

33-1086828
(IRS Employer Identification No.)

5554 South Prince Street, Suite 200, Littleton, CO 80120

(Address of principal executive offices and Zip Code)

(303) 795-3030
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 15, 2006, Aurelio Resources Inc., entered into a purchase agreement with Hope Mining and Milling Company, an Arizona corporation, to acquire a mineral property comprised of 30 patented mining claims covering 545 acres located in Turquoise Mining District, Cochise County, Arizona and known as the Courtland Mines. At the time of entering into the purchase agreement, Aurelio Resources Inc. was independent of our company, but became our wholly-owned subsidiary on August 17, 2006.

On September 11, 2006, Aurelio Resources Inc., our wholly-owned subsidiary Bolas Resources Inc. and Hope Mining and Milling Company entered into an agreement amending the terms of the purchase agreement dated May 15, 2006. Pursuant to the amending agreement, Bolsa Resources Inc., an Arizona corporation, accepted the assignment from Aurelio Resources Inc. of all rights and obligations under the purchase agreement of May 15, 2006.

Furthermore, section 3.(B) of the purchase agreement was amended to permit Bolsa Resources Inc. to perform certain remediation work at the Courtland Mines property and to deduct the cost of those remediation efforts from Bolsa Resources Inc.’s initial monthly interest payments owed to Hope Mining and Milling Company.

Item 2.01. Completion of Acquisition or Disposition of Assets

On September 18, 2006, our wholly-owned subsidiary Bolsa Resources Inc. acquired 30 patented mineral claims in Arizona from Hope Mining and Milling Company at a cost of $1,200,000 of which $250,000 was paid on closing and the remainder financed over four years.

Item 9.01. Financial Statements and Exhibits.

10.1	Purchase Agreement dated May 15, 2006 between Aurelio Resources Inc. and Hope Mining and Milling Company.

10.2	Amending Agreement dated September 11, 2006 between Aurelio Resources Inc., Bolsa Resources Inc. and Hope Mining and Milling Company.

99.1	News release dated September 22, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AURELIO RESOURCE CORPORATION

/s/ Dr. Frederik Warnaars

By: Dr. Frederik Warnaars
President
Date: September 20, 2006